AMENDED
EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (including all exhibits and other attachments hereto, referred to as this "Agreement") is entered into as of April 20, 2017 (the "Effective Date") and hereby amended on July 25, 2017 by and among Cassaundra McGinnis, an unmarried woman, Natalie Romolt, an unmarried woman, Angela Morton, a married woman dealing with her sole and separate property, Jeremy Pollock, a married man dealing with his sole and separate property, and Kyle Wendland, an unmarried man (collectively the "Sellers" or "Members" and individually a "Seller" or "Member") on the one hand and Advantameds Solutions USA Fund I Inc., a Nevada corporation ("Purchaser") on the other hand. Sellers and Purchaser collectively referred to as the "Parties" and individually as a "Party". Certain capitalized terms used and not otherwise defined elsewhere in this Agreement are defined in Article 9 below.

RECITALS

A. Each of the following Colorado companies is owned by the following Seller/s and each such Seller owns the following issued and outstanding membership interests in each such company as of the date of this Agreement:

Operating Companies	Member(s)	Percentage Owned
AvaCass, LLC	Cassaundra McGinnis	100%
AzCo North, LLC	Cassaundra McGinnis	100%
Joncass, LLC	Cassaundra McGinnis	100%
National Development Services, LLC	Natalie Romolt	100%
Colorado Financial & Development Services, LLC	Natalie Romolt	100%
CoAz North, LLC	Cassaundra McGinnis	100%
CMJD, LLC	Cassaundra McGinnis	100%
CassJo, LLC	Cassaundra McGinnis	100%
CJMColorado2, LLC	Cassaundra McGinnis	100%
EliCass, LLC	Cassaundra McGinnis	100%
D&M Transport, LLC	Cassaundra McGinnis	100%
NGS Consulting, LLC	Kyle Wendland	100%
The Patch I, LLC	Cassaundra McGinnis	100%

Consign Meds, LLC	Natalie Romolt	100%

B. Hydroponics Depot, LLC, is an Arizona limited liability company and Ms. Cassaundra McGinnis owns 51% of the company.

C. Syntheto, LLC, is an Arizona limited liability company and Mr. Jeremy Pollock owns 100% of the company.

D. Ms. McGinnis shall obtain all membership interests of D&M Transport, LLC, CMJD, LLC, CoAz North, LLC, JonCass, LLC, AzCo North, LLC, Hydroponics Depot, LLC, and any other membership interest of any other Operating Company necessary to fulfill her obligations under this Agreement concurrent with the Initial Closing.

E. Ms. Romolt shall obtain all membership interests of Colorado Financial & Development Services, LLC, and any other membership interest of any other Operating Company necessary to fulfill her obligations under this Agreement concurrent with the Initial Closing.

F. National Development Services, LLC, Colorado Financial & Development Services, LLC, NGS Consulting, LLC, and D & M Transport, LLC, own no real property.

G. Each of the following Operating Companies owns the following real property (collectively the "Real Properties" and individually a "Real Property"):

Operating Companies	Real Property	Use
AvaCass, LLC	1900 South Freeway Drive Pueblo, Colorado.	
Joncass, LLC	2103 East Platte Avenue Colorado Springs, Colorado	
CoAz North, LLC	1015 Hwy 115 Penrose, Colorado	
CMJD, LLC	286 S. Purcell Blvd Pueblo, Colorado	
CJMColorado2, LLC	318 South 8th Street Colorado Springs, Colorado	
EliCass, LLC	386 Purcell Blvd Pueblo, Colorado	

H. As of the date of this Agreement CoAz North, LLC, owns the real property located at 914 C Street, Penrose, Colorado. This real property is utilized as a single family home. It is the intent of the parties that this real property shall not be included in this transaction, shall not be considered a Real Property, and that CoAz North, LLC, shall transfer title to this real property prior to Fourth Closing.

I. As of the date of this Agreement CoAz North, LLC, owns the real property located at 934 C Street, Penrose, Colorado. The parties hereto acknowledge that prior to the Initial Closing CoAz North, LLC, shall sell the real property located at 934 C Street, Penrose, Colorado, to Osceola Green Equity Holdings, LLC, a Florida limited liability company, or its nominee.

J. As of the date of this Agreement AzCo North, LLC, owns the real property located at 975 West Filmore, Colorado Springs, Colorado. The parties hereto acknowledge that prior to the Initial Closing AzCo North, LLC, shall sell the real property located at 975 West Filmore, Colorado Springs, Colorado, to Osceola Green Equity Holdings, LLC, a Florida limited liability company, or its nominee.

K. As of the date of this Agreement CassJo, LLC, owns the real property located at 6345 East Platte, Colorado Springs, Colorado. The parties hereto acknowledge that prior to the Initial Closing CassJo, LLC, shall sell the real property located at 6345 East Platte, Colorado Spring, Colorado to Osceola Green Equity Holdings, LLC, a Florida limited liability company, or its nominee.

L. The real properties located at 934 C Street, Penrose, Colorado, 975 West Filmore, Colorado Springs, Colorado, and 6345 East Platte, Colorado Springs, Colorado, that have been or will be sold to Osceola Green Equity Holdings, LLC, a Florida limited liability company, or its nominee, prior to the Initial Closing are subject to an Option to repurchase held by CassJo, LLC, a Colorado limited liability company, AzCo North, LLC, a Colorado limited liability company, and CoAz North, LLC, a Colorado limited liability company and are collectively referred to as the "Osceola Option Properties".

M. AvaCass, LLC, AzCo North, LLC, Joncass, LLC, National Development Services, LLC, Colorado Financial & Development Services, LLC, CoAz North, LLC, CMJD, LLC, CassJo, LLC, CJMColorado2, LLC, EliCass, LLC, D&M Transport, LLC, NGS Consulting, LLC, The Patch I, LLC, Syntheto, LLC, Consign Meds, LLC, and Hydroponics Depot, LLC, are collectively referred to herein as the "Operating Companies" and individually an "Operating Company".

N. AvaCass, LLC, AzCo North, LLC, Joncass, LLC, Colorado Financial & Development Services, LLC, CoAz North, LLC, CMJD, LLC, CassJo, LLC, CJMColorado2, LLC, EliCass, LLC, D&M Transport, LLC, and NGS Consulting, LLC, have each entered into separate development services agreements with National Development Service, LLC (collectively the "Development Agreements" and individually a "Development Agreement"). It is the intent of the Parties that the Development Agreements shall remain in full force until the Fifth Closing as defined below.

O. On the terms and subject to the conditions of this Agreement, the Purchaser agrees to purchase from the Sellers, and the Sellers agree to sell to Purchaser, the interests set forth herein such that at the conclusion of this transaction Purchaser shall hold One Hundred Percent (100%) of the outstanding limited liability membership interests in each of the Operating Companies (the "Purchased Interests") or their operating assets.

NOW, THEREFORE, in consideration of and subject to the mutual undertakings and agreements hereinafter set forth, the Purchaser, and the Sellers (collectively, the "Parties" and each individually, a "Party") hereby agree as follows:

ARTICLE ONE
PURCHASE AND SALE

1.1 Purchase and Sale of Interests. At the Closings (as defined below), in reliance upon the representations and warranties contained herein and the Conditions of Closing contained in Article 2, and subject to the terms and conditions hereof, the parties shall:

1.1.1 Seller Cassaundra McGinnis shall convey One Hundred Percent (100%) of the issued and outstanding membership interests in (i) AvaCass, LLC, a Colorado limited liability company, (ii) Joncass, LLC, a Colorado limited liability company, (iii) CoAz North, LLC, a Colorado limited liability company, (iv) CMJD, LLC, a Colorado limited liability company (v) CassJo, LLC, a Colorado limited liability company, (vi) CJMColorado2, LLC, a Colorado limited liability company, LLC, (vii) EliCass, LLC, a Colorado limited liability company, (viii) D&M Transport, a Colorado limited liability company, (ix) AzCo North, LLC, a Colorado limited liability company, (x) The Patch I, LLC, an Arizona limited liability company, and (xi) Hydroponics Depot, LLC, an Arizona limited liability company to Purchaser or Purchaser's nominee.

1.1.2 Seller Natalie Romolt shall convey One Hundred Percent (100%) of the issued and outstanding membership interests in (i) National Development Services, LLC, a Colorado limited liability company, (ii) Consign Meds, LLC, a Colorado limited liability company, and (iii) Colorado Financial Services & Development, LLC, a Colorado limited liability company, to Purchaser or Purchaser's nominee.

1.1.3 Seller Kyle Wendland shall convey One Hundred Percent (100%) of the issued and outstanding membership interests in NGS Consulting, LLC, a Colorado limited liability company, to Purchaser or Purchaser's nominee.

1.1.4 Seller Jeremy Pollock shall convey One Hundred Percent (100%) of the issued and outstanding membership interests in Syntheto, LLC, an Arizona limited liability company, to Purchaser or Purchaser's nominee.

1.1.5 CoAz North, LLC, shall exercise its option to acquire the real property located at 934 C Street, Penrose, Colorado, from Osceola Green Equity Holdings, LLC, and convey this property to Purchaser.

1.1.6 AzCo North, LLC, shall exercise its option to acquire the real property located at 975 West Filmore, Colorado Springs, Colorado, from Osceola Green Equity Holdings, LLC, and convey this property to Purchaser.

1.1.7 CassJo, LLC, shall exercise its option to acquire the real property located at 6345 East Platte, Colorado Springs, Colorado from Osceola Green Equity Holdings, LLC, and convey this property to Purchaser.

P. The Osceola Option Properties will have been sold to Osceola Green Equity Holdings, LLC, a Florida limited liability company, or its nominee, prior to the Initial Closing. CassJo, LLC, AzCo North, LLC, and CoAz North, LLC, collectively hold an option to repurchase the Osceola Option Properties in a single transaction (the "Osceola Option").

1.2 Purchase Price. The purchase price for all of the Purchased Interests shall be equal to Fifteen Million Nine Hundred Ninety Seven Thousand Five Hundred and 00/100 Dollars ($15,997,500.00) as adjusted herein (the "Cash Consideration") paid to the Sellers and Nine Million shares of common stock of Advantameds Solutions USA Fund I Inc. paid to Cassaundra McGinnis (the "Stock Consideration"). The Cash Consideration portion of the Purchase Price shall be paid as follows:

1.2.1 On or before May 5, 2017, the Purchaser shall to pay to the Sellers via wire transfer of immediately available funds to an account specified by the Sellers in writing the sum of One Hundred Fifty Thousand Dollars and 00/100 Dollars ($150,000.00) (the "Initial Payment");

1.2.2 On or before June 30, 2017, the Purchaser shall pay to the Sellers via wire transfer of immediately available funds to an account specified by the Sellers in writing the sum of One Hundred Fifty Thousand Dollars and 00/100 Dollars ($150,000.00) (the "Second Payment");

1.2.3 On or before September 1, 2017, the Purchaser shall pay to the Sellers via wire transfer of immediately available funds to an account specified by the Sellers in writing the sum of Eight Million and 00/100 Dollars ($8,000,000.00) (the "Third Payment");

1.2.4 On or before December 1, 2017, the Purchase shall pay to the Sellers via wire transfer of immediately available funds to an account specified by the Sellers in writing the sum of Three Million Dollars and 00/100 Dollars ($3,000,000.00) (the "Fourth Payment");

1.2.5 On or before February 1, 2018, the Purchase shall pay to the Sellers via wire transfer of immediately available funds to an account specified by the Sellers in writing the sum of Four Million Six Hundred Ninety Seven Thousand and Five Hundred ($4,697,500.00) (the "Fifth Payment").

1.2.4.1 **Purchase Price Adjustments**. At the Fifth Closing the Purchase Price and the Fifth Payment shall be adjusted to capture all costs associated with the real property located at 1900 South Freeway in Pueblo Colorado. All costs associated with this property, including but not limited to all construction costs, financing costs, licensing fees, permit expenses, and taxes, incurred by Seller after the date of this Agreement and before the Fifth Closing shall be paid by Purchaser to Sellers and shall be an increase in the Purchase Price and an increase in the Fifth Payment. Payments made pursuant to this Section 1.2.5.1 shall not reduce or offset any other payments due.

1.3 Closings. The transactions contemplated by this Agreement shall take place at four separate closings (individual a "Closing" and collectively the "Closings") to be held either in person or remotely by exchange of signature pages by fax or email, as the Parties may mutually agree, at the time of execution of this Agreement and on or before each subsequent date specified

herein, and upon the satisfaction or waiver of the Conditions to Closing specified in Article 2 below. Time is of the essence with each date specified herein. All Transaction Expenses incurred by or on behalf of Seller shall be paid in full from the identified Purchase Price payments.

1.3.1 **Initial Closing.** The initial closing shall occur on May 5, 2017 (the "Initial Closing") at which time Purchaser shall pay to Seller the Initial Payment as set forth above.

1.3.2 **Second Closing.** The second closing shall occur on June 30, 2017 (the "Second Closing") at which time Purchaser shall pay to Seller the Initial Payment as set forth above.

1.3.3 **Third Closing.** The third closing shall occur on September 1, 2017 (the "Third Closing") at which time Purchaser shall pay to Seller the Third Payment as set forth above and Sellers shall convey to Purchaser a fifty one percent (51.0%) membership interest in the following companies:

1.3.3.1	AvaCass, LLC
1.3.3.2	Hydroponics Depot, LLC.
1.3.3.3	JonCass, LLC,
1.3.3.4	CMJD, LLC,
1.3.3.5	CoAz North, LLC.
1.3.3.6	National Development Services, LLC,
1.3.3.7	Colorado Financial & Development Services, LLC,
1.3.3.8	CJMColorado2, LLC,
1.3.3.9	EliCass, LLC,
1.3.3.10	D&M Transport, LLC,
1.3.3.11	NGS Consulting, LLC,
1.3.3.12	The Patch, LLC
1.3.3.13	Syntheto, LLC
1.3.3.14	CassJo, LLC
1.3.3.15	AzCo North, LLC
1.3.3.16	CoAz North, LLC

(Collectively the "Third Closing Companies") Sellers shall receive (i) first position deeds of trust, assignment of rents and security agreement (or second position deeds of trust as provided under the subordination provisions contained in Section 1.3.6 below) recorded against the real property located at 1900 South Freeway, Pueblo, Colorado, 2103 E. Platte Avenue, Colorado Springs, Colorado, 1015 Highway 115, Penrose, Colorado, 286 South Purcell Blvd., Pueblo, Colorado, 318 South 8th Street, Colorado Springs, Colorado, 386 Purcell Blvd., Pueblo, Colorado, and all other real property owned by any of the Operating Companies securing the payment of the unpaid balance of the Purchase Price, subject only to the matters set forth on Exhibit B (the "Permitted Exceptions"), attached hereto and by this reference incorporated herein, (ii) Limited Liability Company Membership Interest Pledge Agreements whereby Purchaser pledges all of the membership interest in each Operating Company conveyed at each closing to Sellers as security for the unpaid balance of the

Purchase Price and (iii) the security set forth in 1.4 relating to the fifty one percent (51.0%) membership in the Operating Companies transferred at or prior to the Third Closing.

1.3.4 **Fourth Closing.** The fourth closing shall occur on December 1, 2017 (the "Fourth Closing") at which time Purchaser shall pay to Seller the Fourth Payment as set forth above and Sellers shall convey to Purchaser an additional twenty four percent (24%) of the Third Closing Companies such that upon the Fourth Closing the Purchaser shall hold seventy five percent (75%) of the Third Closing Companies and one hundred percent (100%) of CassJo, LLC, and AzCo North, LLC. Sellers shall continue to hold the deeds of trust set identified in Section 1.3.3 above to secure the unpaid balance of the Purchase Price, shall continue to hold the Limited Liability Company Membership Interest Pledge Agreements on all interest of Purchaser in the Operating Companies to secure the unpaid balance of the Purchase Price, and shall continue to hold all other security provided pursuant to Section 1.4 below.

1.3.4.1 **Exercise of the Osceola Option.** Simultaneous with the Fourth Closing, CassJo, LLC, AzCo North, LLC, and CoAz North, LLC, shall exercise the Osceola Option to repurchase the Osceola Option Properties. This option repurchase transaction shall close simultaneously with the Fourth Closing. The Osceola Option Properties remain the property of CassJo, LLC, AzCo North, LLC, and CoAz North, LLC, respectively, following the exercise of the Osceola Option. The Sellers and Purchasers agree that a portion of the Fourth Payment shall be used to pay the purchase price in the exercise of the Osceola Option. Said purchase price shall solely be paid out of the Purchase Price. Purchaser shall have no obligation to contribute to the purchase price of the Osceola Option Properties beyond the duty to pay the Purchase Price set forth herein.

1.3.5 **Fifth Closing.** The fifth closing shall occur on February 1, 2018 (the "Fifth Closing") at which time Purchaser shall pay to Seller the Fifth Payment as set forth above and as adjusted per this Agreement, and Sellers shall convey to Purchaser all remaining membership interests in all Operating Companies such that Purchaser shall hold one hundred percent of the membership interest in each Operating Company. Sellers shall thereafter release all deeds of trust set identified in Sections 1.3.3 and 1.3.4 above and provided to secure the unpaid balance of the Purchase Price, shall release all Limited Liability Company Membership Interest Pledge Agreements in the membership interests of the Operating Companies provided to secure the unpaid balance of the Purchase Price, and all other security provided pursuant to Section 1.4 to secure the unpaid balance of the purchase price.

1.4 Additional Security for Unpaid Balance of Purchase Price. In addition to the deeds of trust set forth in Section 1.3 above, Purchaser shall provide the following security interests upon each closing as follows:

1.4.1 A UCC-1 Financing Statements for filing and recording, dated on or about the date hereof, covering all of the membership interest in each Operating Company conveyed at each closing.

1.4.2 The Assignment of Leases and Rents, dated on or about the date hereof, wherein Purchaser assigns to the Sellers all of Purchaser's interest in any leases and rents on the Real Properties or any real property owned by any of the companies in which the membership interest has been conveyed (the "Assignment of Leases").

1.4.3 The Assignment to Sellers of all Plans, Specification, Agreements, Permits and Contracts executed by Purchaser (the "Assignment of Plans") on all existing and future plans, specifications, agreement, permits and contracts relating to the Real Properties or any real property owned by any of the companies in which the membership interest has been conveyed.

1.4.4 Purchaser shall execute the documents provided for in this Section 1.4, together with any other documents provided in this Agreement. Notwithstanding any other term or condition of any of this Agreement, a default by the Borrower under any of this Agreement, including an Event of Default defined below shall constitute a default by the Purchaser under this Agreement and entitle Sellers to the exercise of any right or remedy Sellers may have under this Agreement, any security provided, at law or in equity.

1.4.5 Purchaser shall cause all Operating Companies transferred to Purchaser to maintain and comply with the terms of all Development Agreements up to and prior to the Fifth Closing.

1.5 Events of Default. The existence or occurrence of any one or more of the following shall constitute an "Event of Default" under this Agreement and all other documents executed or to be executed in connection with the Loan:

1.5.1 Purchaser's failure to make any required payment when and as due

1.5.2 Purchaser's default in the performance of any obligation to be performed under, or breach of any term, condition, covenant, warranty or representation contained in this Agreement, or the existence of a material misrepresentation of fact in any document submitted to Sellers in support of or in connection with this Agreement;

1.5.3 Purchaser's default under any lease agreement for any of the Real Property or any real property owned by any of the Operating Companies.

1.5.4 A default under any Development Agreement between any Operating Company transferred to Purchaser and National Development Services, LLC, prior to the Fifth Closing.

1.5.5 Purchaser becoming insolvent or bankrupt or making an assignment for the benefit of creditors, or consenting to the appointment of a trustee or receiver for a major part of its property; or appointment of a trustee or receiver for Purchaser for a major portion of its property or any portion of the Purchased Interests, if not discharged within ten (10) days of said appointment; or any garnishment, attachment, levy or execution being issued against any substantial or material portion of the property or assets of Purchaser, or any portion of the Purchased Interests, provided the same is not dismissed within ten (10) days; or filing of any proceeding by Purchaser in any bankruptcy, reorganization, arrangement or insolvency

proceeding or any similar proceeding or if any bankruptcy, reorganization, arrangement or insolvency proceeding or any similar proceeding is instituted against Purchaser and is not dismissed within ten (10) days;

1.5.6 The sale, assignment, pledge, transfer, hypothecation, encumbrance or other disposition of the Purchased Interests or any portion thereof (or any interest therein) or membership interest in any of the Operating Companies by Purchaser, without the written consent of Sellers except as otherwise provided for herein; or,

1.5.6 Any material adverse change in the financial condition of Purchaser.

1.6 Sellers' Remedies. At any time after an Event of Default has occurred hereunder and Purchaser has failed to cure the same within any applicable cure period set forth in Section 1.5 above, Sellers may, but shall not have any obligation to: (a) declare the unpaid principal of the Purchase Price, together with all accrued interest and all other sums owing by Purchaser to Sellers in connection with this Agreement immediately due and payable, without presentment, demand or protest, which are hereby waived by Purchaser; and/or (b) proceed to protect and enforce its rights under this Agreement, the Deeds of Trust, and any other security agreements or other security given in conjunction herewith, by suit in equity or action at law, or by other proceedings or action appropriate under the terms of such document or instrument. Sellers may pursue any remedy or right available hereunder, under this Agreement, in the Deeds of Trust or any other security agreements or any security, independently and separately. All rights, remedies and powers herein, in the Deeds of Trust and in any other security agreements or security shall, to the extent not prohibited by law, be cumulative and nonexclusive of any other thereof or of any other rights, remedies or powers available to Sellers under the laws of the State of Colorado. Any said right, remedy or power conferred upon Sellers may be exercised from time to time, independently or concurrently, and as often as Sellers shall deem expedient. No single or partial exercise of any right, remedy or power by Sellers shall preclude further exercise thereof by Sellers.

1.7 Prepayment. Purchaser may prepay all or any part of the Purchase Price set forth in this Agreement and accrued interest at any time without the payment of any premium or penalty, so long as no default exists under this Agreement and so long as Purchaser gives written notice to Sellers 48 hours prior to Purchaser's prepayment. Upon such accelerated closing the Seller shall convey the Purchased Interests associated herein with such accelerated closing.

1.8 Interest Rate Upon Default. There shall be no interest upon the remaining balance of the Purchase Price unless and until an Event of Default occurs. Upon an Event of Default (as defined above) interest shall accrue on the total unpaid balance of the Purchase Price, including all portions not yet due, at the "Default Rate" which shall be Twenty Four percent (24%) per annum, and shall commence on the first date following the due dates set forth in Section 1.2.1 above, and shall continue until such time as such default has been remedied.

1.9 Allocation of Full Purchase Price. Assuming Purchaser pays the entire Purchase Price, the allocation of the Purchase Price to the Purchased Interests shall be as follows:

1.9.1 $6,509,334.00 for AvaCass, LLC;

1.9.2 $814,326.00 for JonCass, LLC;

1.9.3 $60,309.00 for D&M Transport;

1.9.4 $1,140,000.00 for National Development Services, LLC;

1.9.5 $1,150,000.00 for Colorado Financial Services & Development, LLC;

1.9.6 $400,000.00 for CoAz North, LLC;

1.9.7 $591,031.00 for CMJD, LLC;

1.9.8 $950,000.00 for CassJo, LLC;

1.9.9 $300,000.00 for AzCo North, LLC;

1.9.10 $885,000.00 for CJMColorado2, LLC;

1.9.11 $187,500.00 for EliCass, LLC;

1.9.12 $250,000.00 for The Patch I, LLC;

1.9.13 $250,000.00 for Syntheto, LLC;

1.9.14 $1,000,000.00 for NGS Consulting, LLC;

1.9.15 $1,500,000.00 for Hydroponics Depot, LLC; and

1.9.16 $10,000.00 for Consign Meds, LLC.

ARTICLE TWO
CLOSING CONDITIONS

2.1 Purchaser's Conditions to Closing. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the conditions set forth in this Section 2.1 on or before the Closing Date. Any condition specified in this Section 2.1 may be waived only by a written instrument executed by the Purchaser. No such waiver, and no notification to the Purchaser pursuant to Section 5.2, shall constitute a waiver of, or have any effect whatsoever on, the Purchaser's right to indemnification under Article 7. In the event that any one or more of the conditions listed in this Section 2.1 is not satisfied at least five (5) business days prior to the date of the Initial Closing, Purchaser may, at its exclusive option and in its sole discretion, cancel and terminate this Purchase Agreement without penalty or recourse by providing written notice to Seller no less than five (5) business days prior to the date of the Initial Closing. In the event of termination pursuant to this Section 2.1, Seller and Purchaser shall each separately bear its own Transaction Expenses. Purchaser shall condition the Closing upon the following:

2.1.1 **Due Diligence**. Purchaser shall have received, to its satisfaction, adequate responses from Sellers and or their attorneys or representatives, to any and all of its due

diligence requests or other reasonable requests for information concerning Sellers, and Purchaser shall have completed, to its satisfaction as determined, an adequate due diligence review of any and all such information provided by Sellers prior to the Initial Closing.

2.1.2 **Representations and Warranties**. The representations and warranties of the Sellers set forth in Articles 3 hereof shall be true and correct in all material respects (provided that representations and warranties that are qualified by materiality shall be true and correct in all respects) on and as of the Initial Closing as though made on such date (other than representations and warranties made as of a specific date, which shall be true and correct as of such specific date).

2.1.3 **Covenants**. The Sellers shall have performed and complied with all of the covenants and agreements required to be performed by them under this Agreement through the Closing Date.

2.1.4 **Sellers' Compliance**. The Sellers shall have obtained all necessary memberships as required by Recitals C, D & E, and Sellers have made the transfers required by Recitals H and I.

2.1.5 **Delivery of Closing Documents**. On or prior to the Closing Date, the Sellers shall have delivered or caused to be delivered to the Purchaser all of the following, each dated as of the Closing Date unless otherwise specified:

2.1.5.1 a certificate of the Secretary of each of the Sellers, in customary form reasonably acceptable to the Purchaser, certifying (A) the resolutions of each of the Seller's board of managers, and members, in connection with the approval of the transactions contemplated by this Agreement and (B) the Articles of Organization, Operating Agreement or similar governing document of each of the Operating Companies;

2.1.5.2 a good standing certificate for each of the Operating Companies, certified by the Secretary of State of the State of Colorado, and the Seller, certified by the Secretary of State of the State of Colorado, dated within three (3) Business Days of the Closing Date;

2.1.5.3 an affidavit from the Sellers that they are not foreign persons within the meaning of Section 1445 of the Code in a form and substance reasonably satisfactory to the Purchaser;

2.1.5.4 original certificates representing the Interests (if any), free and clear of all Encumbrances.

2.2 **Sellers' Conditions to Closing.** The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the conditions set forth in this Section 2.2 on or before each Closing date. Any condition specified in this Section 2.2 may be waived only by a written instrument executed by the Sellers.

2.2.1 **Obtaining Membership Interest to All Operating Companies**. Seller Cassaundra McGinnis shall have obtained all membership interests of D&M Transport, LLC, CMJD, LLC, CoAz North, LLC, JonCass, LLC, AzCo North, LLC, and any other membership interest of any other Operating Company in which she has represented she is an owner concurrent with the Initial Closing. Seller Natalie Romolt shall have obtained all membership interests of Colorado Financial Services & Development, LLC, and any other membership interest of any other Operating Company in which she has represented she is an owner concurrent with the Initial Closing.

2.2.2 **Obtaining Member Consent from All Members of Hydroponics Depot, LLC.** Seller Cassaundra McGinnis shall have obtained the consent of all members of Hydroponics Depot authorizing the sale of all membership interests in Hydroponics Depot, LLC, for the sum of One Million Dollars ($1,500,000.00) to the sale of 100% of the membership interest in Hydroponics Depot, LLC, prior to the Initial Closing.

2.2.3 **Compliance with Development Agreement.** The Purchaser shall be in compliance with all Development Agreements between National Development Services, LLC, and each Operating Company transferred in each prior closing.

2.2.4 **Representations and Warranties**. The representations and warranties of the Purchaser set forth in Article 4 hereof shall be true and correct in all material respects (provided that representations and warranties that are qualified by materiality shall be true and correct in all respects) at and as of the Closing Date as though made on such date (other than representations and warranties made as of a specific date, which shall be true and correct as of such specific date).

2.2.5 **Covenants**. The Purchaser shall have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement through the Closing.

2.2.6 **Delivery of Closing Documents**. On or prior to each Closing date, the Purchaser shall have executed and delivered to the Seller all of the Closing Documents, each dated as of the Closing Date unless otherwise specified.

ARTICLE THREE
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers hereby represent and warrant to the Purchaser as follows, which representations and warranties shall be binding upon a Seller only in his or her individual capacity, as applicable, and as to the Operating Companies in which Seller holds a membership interest as of the date of this Agreement:

3.1 Seller Status.

3.1.1 **Ownership**. The Members and/or Sellers own the Interests as set forth in the Recitals above, free and clear of any Encumbrances, or shall own the Interests as set forth in the Recitals above, free and clear of any Encumbrances, as of the Initial Closing. The

Sellers have, and will convey to the Purchaser at the Closing, good and valid title to the Interests, free and clear of any Encumbrances (other than restrictions under applicable securities laws). Notwithstanding this representation, the Seller disclosed and the Purchaser is aware that this Agreement is conditioned on the Seller satisfying the requirements set forth in Sections 2.2.1 and 2.2.2 above.

3.1.2 **The Seller's Existence**. Hydroponics Depot, LLC, is a limited liability Company duly organized, validly existing and in good standing under the Laws of the State of Arizona. Each remaining Operating Company is a limited liability Company duly organized, validly existing and in good standing under the Laws of the State of Colorado.

3.1.3 **Encumbrances on Real Property**. Sellers has previously obtained financing that has been secured against some or all of the Real Properties. Upon receipt of the Third Payment Sellers shall pay off the encumbrances to any Real Property owned by any Operating Company provided said encumbrances were in place at the time of the Initial Closing or obtained by Sellers after the Initial Closing.

3.1.4 **Subordination of First Position Deeds of Trust.** Upon the mutual written request of Purchaser and Osceola Green Equity Holdings, LLC, a Florida limited liability company, Sellers shall subordinate their first position deeds of trust identified in this Section 1.3 to a deed of trust naming the Osceola Green Equity Holdings, LLC, as the first position lender on each Real Property conveyed provided such first position deed of trust shall be limited to the amount paid to Sellers at each closing. By way of example, at the Initial Closing Osceola Green Equity Holdings, LLC, may receive a deed of trust in the amount of One Million Five Hundred Thousand Dollars and 00/100 Dollars ($1,500,000.00) dollars secured against the real properties identified in Section 1.3.1 above. Upon such subordination, the Sellers shall hold a second position deed of trust encumbering such properties for the entire unpaid balance of the Purchase Price.

3.2 <u>Power and Authority of the Seller.</u> The Sellers have or shall have all requisite power and authority to execute and deliver this Agreement and each other agreement, instrument and document required hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All action on the part of the Sellers and the directors, officers and shareholders of the Operating Companies for the authorization, execution and delivery of this Agreement and the other agreements, instruments and documents to be executed and delivered by the Sellers pursuant to this Agreement and for the performance of the Sellers' obligations hereunder and thereunder, as the case may be, have been taken or will have been taken as of the Closing Date. This Agreement has been, and upon execution and delivery thereof by the Sellers, each agreement or instrument required hereby to be executed and delivered by the Sellers at the Closing will be, duly and validly executed and delivered by the Sellers and, assuming the due and valid authorization, execution and delivery by the other parties thereto, constitutes, or in the case of each agreement or instrument to be delivered at the Closing, will constitute, a valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with their respective terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.

3.3 Power and Authority of Operating Companies. Each of the Members has capacity and authority to executive and deliver this Agreement and each other agreement, instrument and document required hereby to be executed and delivered by her or him, to perform her or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon execution and delivery thereof by each of the Members, each agreement, instrument and document required hereby to be executed and delivered by each of the Members at the Closing will be, duly and validly executed and delivered by each of the Members and, assuming the due and valid authorization, execution and delivery by the other parties thereto, constitutes, or in the case of each agreement or instrument to be delivered at the Closing, will constitute, a valid and binding obligation of each of the Members, enforceable against each of the Shareholders in accordance with their respective terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.

3.4 Non-Contravention. The execution and delivery by the Sellers of this Agreement or any agreement or instrument required hereby to be executed and delivered by the Sellers, the performance by the Sellers of their respective obligations hereunder or thereunder, the consummation by the Sellers of the transactions contemplated hereby or thereby, and the compliance by the Sellers with any of the provisions hereof or thereof, do not and will not with the passage of time or the giving of notice (or both) violate, conflict with, constitute a default of, require any consent, payment, approval, authorization, registration, declaration, filing or notice under, or permit, or result in, a termination of, or acceleration of the maturity of, or the acceleration of the performance of any obligation under, or creation of any Encumbrance under: (a) any term or provision of the Seller's governing documents; or (b) any provision of Applicable Law, permit, authorization, consent or Order or any Governmental Authority to which the Sellers are subject.

3.5 Brokers or Finders. The Sellers have not incurred any Liability or obligation, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the execution, delivery or performance of this Agreement, and no Seller Party is a party to any other engagement letter with any investment banker or financial advisor covering transactions involving the Operating Companies.

3.6 Absence of Certain Changes. Except as disclosed herein the Sellers have conducted its business in the ordinary course and there has not been any act or omission with respect to the Seller other than in the ordinary course of business and, without limiting the foregoing, there has not been any:

3.6.1 event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, has had, or would reasonably be expected to have, a Material Adverse Effect;

3.6.2 sale, lease, license, transfer or other conveyance of all or any material portion of (or any interest in) the Seller's operating assets (other than dispositions of inventory in the ordinary course of business);

3.6.3 increase in the wages, salaries, benefits or other compensation of any officer, director, employee or agent of the Seller;

3.6.4 declaration, setting aside or payment of any distribution with respect to any equity interest in the Seller, other than tax distributions;

3.6.5 incurrence, assumption or guarantee of any Indebtedness by a Seller;

3.6.6 creation or other incurrence by the Seller of any Encumbrances on any material asset, other than Permitted Liens;

3.6.7 loans or advances made by the Seller to any Person or guarantees made by the Seller for the benefit of any Person, other than sales to customers on credit in the ordinary course of business;

3.6.8 reduction or increase in Inventory other than in the ordinary course consistent with past practice;

3.6.9 material damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any of the material assets of the Seller;

3.6.10 change in any accounting principle, policy, method or procedure by the Seller;

3.6.11 material change in cash management practices, including collection of receivables and payment of payables, or any material change in credit terms with customers, in each case other than in the usual and ordinary course of business in accordance with past custom and practice;

3.6.12 material Tax election made or changed, any annual Tax accounting period changed, any Tax accounting adopted or changed, any material amendment to a Tax Return or claims for material Tax adjustments or assessments, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset of other reduction in Tax Liability surrendered;

3.6.13 acquisition by the Seller of any material assets, other than in the ordinary course of business, acquisition by the Seller of any business, or execution of any agreement relating to a business combination or change of control of the Seller;

3.6.14 initiation of any new or different line of business other than as currently conducted;

3.6.15 formation of any subsidiary or joint venture; or

3.6.16 agreement to do any of the foregoing or any action or omission that would reasonably be expected to result in any of the foregoing.

3.7 <u>Taxes</u>.

3.7.1 All Tax Returns required to have been filed by the Sellers and the Operating Companies have been timely filed. All such filed Tax Returns were true, correct and complete in all material respects. All Taxes due and payable by the Operating Companies (whether or not shown on such filed Tax Returns) have been duly and timely paid in full.

The Interim Financial Statements adequately and accurately account for the unpaid Taxes of the Operating Companies.

3.7.2 All Taxes required to have been collected and paid on the sale of products or taxable services by the Operating Companies (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, and/or all sales tax exemption certificates or other proof of the exempt nature of sales of such products and services have been properly collected and submitted to the appropriate Governmental Authorities.

3.7.3 All Taxes required to have been withheld and paid over to the appropriate Governmental Authorities in connection with amounts paid or owing to any employee, independent contractor or other service provider, creditor, shareholder, or other third party by or on behalf of the Operating Companies have been properly and timely withheld and paid.

3.7.4 The Operating Companies (i) are currently the beneficiary of any extension of time within which to file any Tax Return, (ii) have executed or filed any power of attorney with any taxing authority for any taxable period for which the applicable statute of limitations has not yet expired, or (iii) have waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes.

3.7.5 There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the Seller's membership interests or the assets of the Operating Companies.

3.7.6 None of the Operating Companies have been notified in writing by any Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that the Operating Companies are or may be subject to taxation by that jurisdiction.

3.7.7 There are no ongoing audits, examinations or other administrative or court proceedings involving Taxes with respect to the Operating Companies or their assets, income or operations, and to the Seller's knowledge, no such Tax audit, examination or other administrative or court proceeding is threatened or contemplated; and no deficiencies for any Tax have been finally decided against or with respect to the Operating Companies or their assets which have not been settled and paid.

3.7.8 No holder or prior holder of any interest in the Operating Companies has any claim (contractual or otherwise) for any dividend or distribution from the Operating Companies as a result of the pass-through to such holder of any income or gain of the Seller under the Code or otherwise.

3.8 Real and Personal Property; Title to Purchased Assets.

3.8.1 **Real Property**. The Operating Companies hold valid legal title to the identified real property identified in Recital E above subject to the liens and encumbrances disclosed in the Public Record.

3.8.2 **Leased Property**. Sellers have disclosed to Purchaser (i) the addresses of all real property leased or occupied by the Operating Companies, and (ii) each lease and license of

real property by the Operating Companies (the "Real Property Leases"). Complete and correct copies of the Real Property Leases (including all amendments and modifications thereto) have been made available to the Purchaser.

3.8.3 **Personal Property**. Sellers have disclosed to Purchaser (i) all personal property (including, without limitation, storage, warehouse, distribution, delivery and machinery and equipment), with a historical cost in excess of $20,000 owned, leased or licensed by the Operating Companies, and all motor vehicles and material handling equipment owned or leased by the Operating Companies, (ii) each lease and license of personal property by the Operating Company involving annual rental payments of more than $2,000 per year (the "Personal Property Leases"). Complete and correct copies of the Personal Property Leases (including all amendments and modifications thereto) have been provided to the Purchaser. In addition, Sellers have provided Purchaser with (iii) a true and correct list of each vehicle and other item of personal property that is represented by a certificate of title or similar registration, indicating the state or jurisdiction under which such asset is titled, the title or registration number, and any other relevant details, and (iv) a true and correct list of all assets which constitute personal property owned by any of the Members which may currently be stored at the Operating Companies' premises and which are not assets of the Operating Companies.

3.8.4 **Ownership**. As of the Effective Date and as of the Closing Date, the Operating Companies own:

> 3.8.4.1 good and valid title, right and interest in and to all of the tangible personal property material to the operation of the business of the Operating Companies as presently conducted; and
>
> 3.8.4.2 in the case of leased and licensed real property used by the Operating Companies, a valid and enforceable leasehold or license interest (as applicable), except as enforceability may be limited by applicable bankruptcy, insolvency and other Applicable Laws and equitable principles affecting creditors' rights generally and the discretion of the courts in granting equitable remedies;

in the case of both clauses (i) and (ii), free and clear of all Encumbrances, except Permitted Liens.

3.8.5 **Condition**. To the best of the Seller's Knowledge: (i) all of the material buildings, fixtures and other improvements located on the Operating Companies' leased and licensed real property, and all other material tangible assets, owned, leased or licensed by the Operating Companies, are in good operating condition and repair, subject to ordinary wear and tear, and are sufficient to permit the Operating Companies to continue to operate its business as currently operated; and (ii) the Operating Companies own, lease or license, all of the properties, contracts, rights and other tangible and intangible assets necessary to continue the conduct of the business as currently conducted by the Operating Companies. To the best of the Seller's Knowledge, there is no pending or anticipated change in any applicable building, zoning, subdivision, health and safety and other land use Laws affecting the real property used by the Operating Companies that will have a material

impact on such use or the operation of the business as currently conducted. The machinery, equipment, personal properties, vehicles, Inventory and other tangible assets owned or leased by the Operating Companies are located upon the property owned by Operating Companies as disclosed to Seller.

3.10.6 **Sufficiency**. The Operating Companies own all of the assets and holds all of the legal rights under the laws of the State of Colorado used in the operation of the business of the Operating Companies in the manner presently operated by the Operating Companies and as presently proposed to be conducted in all material respects.

3.9 **Insurance.** Sellers have provided Purchaser with an accurate and complete list of all primary, excess and umbrella policies and other forms of insurance currently owned or held by or on behalf of the Operating Companies (each an "Insurance Policy"). There is no claim under any Insurance Policy as to which any insurer has disputed or denied liability. The Insurance Policies are sufficient for compliance with all material requirements of the Specified Contracts. Sellers have provided Purchaser with a history of all claims made by or on behalf of the Operating Companies under all such policies of insurance within the three (3) year period preceding the Effective Date and the current status of such claims.

3.10 **Contracts.**

3.10.1 Specified Contracts. Sellers have provided Purchaser with a list of the Operating Companies existing contracts that are described by any of the following clauses (such contract, the "Specified Contracts"):

3.10.1.1 Any Development Agreements;

3.10.1.2 involving payment by or to the Operating Companies of more than $25,000 in any one instance (treating each purchase order as a separate contract) or $50,000 in the aggregate;

3.10.1.3 restricting the Operating Companies' right (A) to compete, whether by restricting territories, locations, customers or otherwise, in any line of business or territory, (B) to invest in, purchase or sell the securities of any Person, or (C) to solicit for employment or hire any Person for employment by the Operating Companies or solicit any customer;

3.10.1.4 requiring the Operating Companies to purchase its requirements for any goods or services from any one or more Persons or distribute its goods or provide its services through any exclusive arrangement;

3.10.1.5 granting of an Encumbrance (other than a Permitted Lien) upon any material assets of the Operating Companies, or a loan agreement, note, mortgage, indenture, security agreement, pledge or other agreement relating to Indebtedness of the Operating Companies (other than accounts receivable or accounts payable in the ordinary course);

3.10.1.6 making the Operating Companies liable, by guaranty, suretyship agreement, warranty, indemnification contract, contribution contract or otherwise, upon or with respect to any debt, dividend or other Liability or obligation of any other Person (except endorsements made in the ordinary course of business in connection with the deposit of items for collection and warranties offered by the Seller in the ordinary course of business on the products it distributes);

3.10.1.7 relating to the Operating Companies' participation in a cooperative, partnership or joint venture or other arrangement pursuant to which it shares profits or expenses;

3.10.1.8 granting a power of attorney by the Operating Companies;

3.10.1.9 any Real Property Lease or Personal Property Lease;

3.10.1.10 any IP License (other than nonexclusive licenses to the Operating Companies for software used for internal business purposes and which was licensed for a license fee of less than $25,000, in the aggregate, and is generally commercially available);

3.10.1.11 setting forth the terms of or conditions relating to the employment or termination of employment of any officer or employee of the Operating Companies whose annual base salary or other compensation (including contingent consideration) is in excess of $25,000;

3.10.1.12 any arrangement with any consultant of the Operating Companies whose annual consulting fee or other compensation (including contingent consideration) is in excess of $25,000;

3.10.1.13 with vendors or suppliers to the Operating Companies under which the Seller is designated as an exclusive distributor; or

3.10.1.14 any other material arrangement with the Operating Companies not in the ordinary course of business.

3.11 Status of Rights. Sellers have performed all material obligations imposed on it under any Specified Contract and to the knowledge of the Seller, each other Person that is a party to such Specified Contract has performed its material obligations under such Specified Contract. No act or event has occurred that, with notice or lapse of time or both would constitute a breach or default under, or permit the other party to terminate, accelerate any rights or obtain material damages under, any of the Seller Intellectual Property, Indebtedness of the Seller or Specified Contracts (each a "Subject Agreement") by the Seller or, to the best of the Seller's knowledge, by any other party thereto; and (c) neither the Seller nor, to the best of the Seller's knowledge, any other Person currently contemplates any termination, amendment or change to any Subject Agreement.

3.12 Compliance with Applicable Laws. Operating Companies are and have been in material compliance with all Applicable Laws of the State of Colorado relating to the Operating Companies. No event has occurred and no condition or circumstance exists that would reasonably be expected

(with or without notice or lapse of time) to constitute, or result in, a material default under, a material breach or violation of, or a material failure comply with, any such Applicable Law.

3.13 Regulatory Compliance. No Proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any product imported, distributed or sold by the Seller are pending or threatened against the Seller, other than product recalls initiated (voluntarily or involuntarily) by a manufacturer for which the Seller as a distributor of such products has no Liability of any kind. The Sellers have not received any written notice from any third party regarding any actual, alleged or potential violation of such standards.

3.14 Brokers or Finders. Sellers have not incurred any Liability or obligation, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the execution, delivery or performance of this Agreement, and the Seller is not a party to any other engagement letter covering transactions involving the Operating Companies.

3.15 Books and Records. Sellers have made available to the Purchaser true, correct and complete copies of the organizational minute books and corporate records, including ownership records, of the Seller, which minute books and corporate records show in all material respects all actions of the board of directors or managers and shareholders or members, as applicable, of the Seller (whether at a meeting or by written consent), and all issuances, transfers, repurchase and other transactions involving the equity securities of each of the Seller, since inception.

3.16 Accounts Receivable and Inventory.

3.16.1 The accounts receivable of the Seller reflected on the Interim Financial Statements (i) arose in the ordinary course of business, (ii) were not, and will not be (as of the Closing Date), subject to any discount, contingency, claim of offset or recoupment or counterclaim, and (iii) represent bona fide claims against debtors for sales, leases, licenses and other changes. The accounts receivable as of the Closing Date are collectible within ninety (90) days after the date incurred.

3.16.2 The Inventory of the Seller as of the Closing Date (net of the inventory reserve reflected in the Estimated Working Capital) constitute in all material respects items of a quantity and quality usable or saleable in the ordinary course of business within the applicable manufacturer's expiration date. All such Inventory is valued in accordance with GAAP and the historical inventory valuation policies of the Seller.

3.17 Related Party Transactions. Sellers have not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or officer (or equivalent thereof) of the Seller or to or for any Seller Party, other than advances to such persons of reasonable amounts to directors or officers to cover business expenses in the ordinary course of business consistent with past practice. No Seller Party nor any officer or director of the Sellers have received, nor is any such person entitled to receive, any material compensation from any Person that has engaged in or is engaging in any material transaction with the Seller. Seller is not a party to any contract or other commitment or transaction with any Related Party, nor do any Related Parties have any legal or beneficial interest in the assets or property owned or used by the Seller, in any Specified Contracts to which the Seller is a party, or in any

other Person with which the Seller is or has been party to a Specified Contract. There are no outstanding claims, accounts payable or receivable, inter-Seller loans, Indebtedness, or other Liabilities, between the Seller, on the one hand, and, the Sellers or any Related Parties, on the other hand, and, all such Liabilities have been, or as of the Closing will have been, repaid in full. Neither the Sellers nor any other Related Party conducts any of the Seller's business, directly or indirectly, other than through the Seller's ownership of the Seller.

3.18 Bank Accounts. Purchaser has been provided with (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Sellers have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, including in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Seller having access or signatory power with respect thereto; and (c) a list of any Persons authorized by proxies, powers of attorney or other like contracts to act on behalf of the Seller (with respect to such account, safe deposit box or banking, custodial, trading or other similar relationship). Upon each closing and until the Fifth Closing the Sellers may withdraw all funds held in all bank accounts of all Operating Companies.

3.19 Disclosure. This Agreement and the exhibits attached hereto and the certificates and other documents furnished or to be furnished to the Purchaser at the Closing, when read together with all of the other materials and information previously provided to the Purchaser, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made.

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

4.1 Existence of Purchaser. Purchaser is a duly formed and organized corporation that is validly existing under the Laws of the State of Nevada. Purchaser has made available to the Sellers a true and complete copy of the Purchaser formation documents and authorizing resolutions as in effect as of the date of this Agreement.

4.2 Power and Authority; Authorization and Execution. Purchaser has the requisite power and authority to execute and deliver this Agreement and each other agreements, instruments and documents required hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All action on the part of the Purchaser and the directors, officers and members of Purchaser necessary for the authorization, execution and delivery of this Agreement and the other agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement and for the performance of the Purchaser's obligations hereunder and thereunder, as the case may be, have been taken or will have been taken as of the Closing Date. This Agreement has been, and upon execution and delivery thereof by Purchaser, each agreement or instrument required hereby to be executed and delivered by Purchaser at the Closing will be, duly and validly executed and delivered by Purchaser and, assuming the due and valid authorization, execution and delivery by the other

parties thereto, constitutes, or in the case of each agreement or instrument to be delivered at the Closing, will constitute, a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

4.3 **No Violation or Conflict.** The execution, delivery and/or performance by Purchaser of this Agreement and each agreement, instrument and document to be executed and delivered pursuant to this Agreement by Purchaser do not and will not with the passage of time or the giving of notice or both violate, conflict with, constitute a default of, or require any consent or payment under, or permit a termination of: (a) any term or provision of the Articles of Incorporation; or (b) any provision of Applicable Law, Permit, judgment, decree or Order of any Governmental Authority to which the Purchaser or any of their respective properties or assets are subject; except, with regard solely to clause (b) of this Section 4.3, such consents, payments, approvals, authorizations, registrations, declarations, filings or notices that if not obtained or made, would not, individually or in the aggregate, have a material effect on the Purchaser ability to consummate the transactions contemplated by this Agreement.

4.4 **Legal Proceedings.** There are no Proceedings that are pending or, to the knowledge of Purchaser, threatened against or relating to the Purchaser, any of its respective members, or any properties or assets of the Purchaser that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Purchaser to timely complete the transactions contemplated by this Agreement or any instrument required hereby to be executed and delivered by it or timely perform its obligations hereunder or thereunder or that challenge the validity or propriety of the transactions contemplated by this Agreement or any instrument required hereby to be executed and delivered by it, and there is no injunction, Order, judgment, decrees, or regulatory restrictions imposed upon the Purchaser or any of its respective members that would be reasonably expected, individually or in the aggregate, to have a material adverse effect on the ability of the Purchaser to timely complete the transactions contemplated by this Agreement or any instrument required hereby to be executed and delivered by it or timely perform their respective obligations hereunder or thereunder.

4.5 **Purchaser Units.** Purchaser has made available to Seller true and complete copies of a capitalization table reflecting the issued and outstanding equity interests of Purchaser as of the date of this Agreement, without giving effect to the consummation of the transactions contemplated hereby. Except as set forth in the Purchaser Operating Agreement or as contemplated by this Agreement, (a) there are no options, warrants, agreements, subscriptions, rights of first refusal, convertible or exchangeable securities, commitments or other rights outstanding pursuant to which a Purchaser Entity is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold any equity securities of such Purchaser Entity, (b) no equity securities of the Purchaser are reserved for issuance for any purpose, (c) no Purchaser Entity is obligated to repurchase or otherwise acquire or retire any of its equity securities, and (d) there are no shareholder agreements, voting trusts, proxies or similar agreements or understandings with respect to the voting or transfer of the equity securities of such Purchaser Entity.

4.7 **Business Activities of Seller.** Purchaser represents and warrants that the Operating Companies have been and continues to be primarily, and in some cases, exclusively, engaged in the business of running and maintaining rental properties and agricultural product grow facilities. The Operating Companies provide may engage in activities within the meaning of Article XVIII,

Section 16 of the Constitution of the State of Colorado, and Article 43.3, Title 12 of the Colorado Revised Statutes. Seller represents and warrants that it has at all times operated its business in compliance with the laws of the State of Colorado in effect at all applicable times

ARTICLE FIVE
AGREEMENTS PENDING CLOSING

5.1 **Operations of the Seller Pending Closing.** Except as expressly contemplated by this Agreement, during the period (if any) from the date of this Agreement to the Closing, the Seller shall, and the Sellers shall use their best and commercially reasonable efforts to cause the Seller to (a) conduct its business and operations (including the management of Working Capital) only in the ordinary course of business and in material compliance with all Applicable Laws and this Agreement, and (b) to the extent consistent with the foregoing clause (a), use all commercially reasonable efforts to preserve intact its current business organization, maintain the physical assets of its business, including the Inventory, in accordance with its current practices, keep available the services of its current officers and key employees, and preserve its good will, relationships with customers, suppliers and others having business dealings with the Seller, including accepting customer orders in the ordinary course of business.

5.2 **Notice of Certain Events.** During the period (if any) from the date of this Agreement to the Closing, the Seller shall promptly notify the Purchaser in writing upon the Seller or any Seller Party having knowledge of or receiving notice of the occurrence of any of the following: (a) any fact or circumstance (regardless of when such fact or circumstance occurred) which would make any representation or warranty set forth in Article 3 hereof untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement; (b) any event or circumstance that would materially delay the timely satisfaction of, or make impossible the satisfaction of, any condition set forth in this Agreement; (c) receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (d) any occurrence, event or circumstance materially affecting or relating to the Seller that is outside the ordinary course of business and involves at least $25,000; or (e) any event which has had or would reasonably be expected to have a Material Adverse Effect or which if known as of the date hereof would have been required to be disclosed by the Seller to the Purchaser; provided, however, that no such notification under this Section 5.2 shall affect or modify the representations and warranties of any party or the conditions to any party's obligations hereunder, nor shall any such disclosure affect or undermine in any way the right of the Purchaser to be indemnified as provided in Article 7 below.

5.3 **No Outside Negotiations.** Until the earlier of the date of the Initial Closing Date or the Termination Date, the Sellers shall not, and the Seller shall cause its officers, directors, employees, Affiliates and other agents of present or future subsidiaries to not (a) solicit, initiate, or encourage the submission of any proposals, offers, or inquiries from any Person for, or enter into any agreement or arrangement relating to, any direct or indirect investment in or with respect to, or direct or indirect purchase of, any or all of the assets and properties of (other than sales in the ordinary course of business), or any securities of, or any merger, consolidation, or business combination with, the Seller; or (b) participate in any negotiations regarding or, except as required by Applicable Law or legal process, furnish to any Person any information with respect to, or in contemplation of, any such potential transaction. If the Seller or a Seller Party receives or becomes

aware of any solicitation, proposal, expression of interest, request for information or inquiry from any Person regarding such a potential transaction (an "Inquiry"), the Seller or the Seller Party shall promptly, and in any event within 48 hours of receipt of such Inquiry, notify the Purchaser of such Inquiry and shall provide the Purchaser with the identity of the third party making any such Inquiry and the material terms thereof and copies of all correspondence or other written materials provided in connection therewith. Until the earlier of the Closing Date or the Termination Date, the Seller shall, and the Sellers shall cause the Seller to, immediately terminate any discussions, inquiries, responses or negotiations in respect of any such Inquiry.

5.4 Access. The Seller will, and the Sellers will cause the Seller, upon reasonable prior notice, during normal business hours and subject to other reasonable conditions that the Seller may impose (including those appropriate to protect confidentiality): (a) to allow the Purchaser and its authorized representatives access to the Seller's management personnel, properties and records, and (b) to furnish the Purchaser and its authorized representatives such information (including financial statements) concerning the Seller as the Purchaser reasonably requests. No investigation by or on behalf of the Purchaser pursuant to this Section 5.4 or otherwise should affect, add to or subtract from any representations or warranties of the parties hereto or the rights and obligations of the parties hereunder (including under Article 7 below).

5.5 Other Consents and Approvals. The Sellers will use commercially reasonable efforts to obtain all consents and other materials that are a condition to the Closing; provided, however, that neither party shall be required to incur undue expense, make payments to the person from whom consent is required, or amend or waive the terms of any agreement or arrangement between such party and the person from whom consent is required as a condition to obtaining such consent. The Sellers will cause the Seller to comply with its obligations under this Agreement that are intended to be performed prior to the Closing.

ARTICLE SIX
OTHER AGREEMENTS

6.1 Confidentiality.

6.1.1 **Confidential Information**. The Sellers and the Purchaser each agrees that all of the Seller's confidential information, including without limitation processes, compositions, product specifications, past, current and planned research and development, market studies and business plans, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, contract terms, customer and vendor terms, employee information, and any information that is marked "confidential" or in some comparable manner, whether or not reduced to writing, in each case of or concerning the Seller (the "Confidential Information"), immediately prior to the Closing, is the Seller's sole, exclusive and valuable proprietary information and property, that such Confidential Information derives independent economic value from not being readily known or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Seller prior to Closing to maintain the confidentiality of such Confidential Information, and that upon the Closing such Confidential Information will become the sole and exclusive property of the Purchaser. Thus, the Purchaser and the Sellers agree that without the prior written consent

of each of the Sellers, the Purchaser will (i) not use the Confidential Information to the detriment of the Seller; and (ii) hold the Confidential Information in strict confidence, and without limiting the foregoing, not disclose the Confidential Information to any Person (other than the Purchaser or the Purchaser's Affiliates); provided, however, that the agreements in clause (ii) will not apply to the extent either (A) the same information is currently publicly available or becomes publicly available and that such public availability does not result from the misappropriation or improper disclosure of such information by the Seller or the Sellers; or (B) the Confidential Information is required by Applicable Law, a subpoena or a government investigation to be disclosed, but then only (1) to the extent disclosure is required and (2) after undertaking in good faith to give the Seller notice of such obligation so that it may seek a protective order or other similar or appropriate relief. The existence and terms of this Agreement, all other agreements and documents contemplated by this Agreement, and the terms of the transactions contemplated by this Agreement (collectively, the "Transaction Documents") shall constitute "Confidential Information" for the purposes of this Section 6.1.1 and this Agreement; provided, however, that disclosure of the Transaction Documents by the Seller is permitted (v) to Persons from whom a consent may be required to satisfy a condition to Closing, (w) to comply with Applicable Law, a subpoena or government investigation, or an IRS audit or Proceeding, (x) with the prior written consent of the Seller, (y) to the Purchaser's professional advisors on a need-to-know basis subject to the agreement by such advisors to keep the Transaction Documents confidential, and (z) the financing sources of the Purchaser or holders of any Indebtedness of the Purchaser.

6.2 <u>No Press Releases and Announcements</u>. Neither (i) the Purchaser nor any of Purchaser's Affiliates or representatives, without the prior written consent of the Seller nor (ii) any Seller, nor any Seller's Affiliates or representatives, without the prior written consent of the Purchaser, shall make any statement, press release, announcement or other communication concerning the transactions contemplated by this Agreement to the any of the Purchaser's employees, customers or suppliers, or to the public or the press.

6.3 <u>Tax Matters</u>.

6.3.1 **Preparation of Tax Returns**. The Seller shall prepare or cause to be prepared all income and franchise Tax Returns for the Seller for Pre-Closing Tax Periods, other than such Tax Returns with respect to a Straddle Period ("Pre-Closing Tax Returns"). Subject to the requirements of Applicable Law, each such Pre-Closing Tax Return shall be prepared in a manner consistent with past practices of the Seller. The Seller shall make any changes in such proposed Pre-Closing Tax Returns as are reasonably requested by Purchaser. Purchaser shall not amend or cause to be amended any Pre-Closing Tax Return without the express written consent of the Seller. The Seller shall prepare and file, or cause to be prepared and filed, all other Tax Returns that are filed or required to be filed after the Closing by or with respect to the Seller. The Seller shall provide any Tax Return that includes any taxable period or portion thereof prior to the Closing to the Seller for review prior to filing and shall make any changes reasonably requested by the Seller, provided that such changes do not increase the Tax Liability of Purchaser, or the Seller for any taxable period or otherwise adversely affect Purchaser or the Seller, unless required by Applicable Law, in which case, the Sellers shall indemnify Purchaser and the Seller from any such

increase or adverse effect to the extent that such increase or adverse effect relates to a Pre-Closing Tax Period.

6.3.2 **Allocation of Tax Liability for Straddle Periods**. In the case of any Taxes payable with respect to any Straddle Period, the portion of such Tax related to the Pre-Closing Tax Period shall (i) in the case of any ad valorem or similar property Taxes, be deemed equal to the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any other Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.

6.3.3 **Tax Disputes**.

6.3.3.1 The Seller shall control any audits, disputes, administrative, judicial or other proceedings related to Pre-Closing Tax Periods for which the Seller was responsible for the preparation of the Pre-Closing Tax Returns; provided, however, that the Seller shall allow the Purchaser and its counsel to participate in any such proceeding; and provided further, that the Seller shall not enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax Liability of the Seller or the Purchaser for any period beginning after the Closing Date, or for which the Purchaser may incur Liability hereunder, without the prior written consent of the Purchaser, which shall not be unreasonably withheld. The Seller shall keep the Purchaser fully and timely informed with respect to the commencement, status and nature of any administrative or judicial proceedings involving any Pre-Closing Tax Return or Tax Liability of the Seller for all periods.

6.3.3.2 Purchaser shall control any audits, disputes, administrative, judicial or other proceedings related to Taxes and with respect to which any party hereto may incur Liability hereunder, except that (i) in the event an adverse determination may result in any Seller Party having responsibility for an amount of Taxes under this article, the Seller shall be entitled to participate in that portion of the proceeding relating to Taxes with respect to which the Sellers may incur Liability hereunder; and (ii) the Purchaser may not compromise or settle any such proceeding in any manner which could result in any Liability of the Sellers without the express prior written consent of the Seller, which shall not be unreasonably withheld. Purchaser shall keep the Seller fully and timely informed with respect to the commencement, status and nature of any administrative or judicial proceedings involving any Tax Liability of the Seller for which the Sellers may incur Liability hereunder.

6.3.4 **Liability for Taxes**. The Seller shall timely pay or cause to be paid all Taxes of or with respect to the Seller (including without limitation any Taxes of the Seller with respect to the Seller) attributable to or allocable to any Pre-Closing Tax Period.

6.3.5 **Cooperation**. The Seller, and the Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or

judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, the Purchaser and the Seller shall retain until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

ARTICLE SEVEN
INDEMNIFICATION

7.1 Indemnification of the Purchaser. The Sellers (collectively, the "Seller Indemnifying Party") shall, jointly and severally, indemnify the Purchaser, and its Affiliates and each of their respective officers, directors, employees, stockholders, partners, members, managers or other equity holders, agents and representatives (each, a "Purchaser Indemnified Party") against, and hold each Purchaser Indemnified Party harmless against, any and all Losses suffered or incurred by such Purchaser Indemnified Party, resulting from or arising out of any of the following:

7.1.1 any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Sellers contained in this Agreement or any exhibit hereto (including any certificate delivered at Closing or otherwise hereunder);

7.1.2 any breach or failure to perform any covenant or agreement of any Sellers contained in this Agreement or any agreement or instrument executed by a Seller pursuant to this Agreement;

7.1.3 any and all Taxes imposed on or with respect to the Seller or the Seller that are allocable to or attributable to a Pre-Closing Tax Period, together with any and all employment Taxes arising in connection with the transactions contemplated by this Agreement;

7.1.4 any Indebtedness or Transaction Expenses of the Seller that are not fully paid from the Down Payment;

7.1.5 (i) any claim by any third party relating to any alleged direct or indirect ownership interest in the Operating Companies or any predecessor entities or any right to acquire any such ownership interest; or (ii) any pledge or other Encumbrance with respect to any equity securities of the Operating Companies or any predecessor entities.

The Sellers' obligation to indemnify the Purchaser Indemnified Party shall only arise upon the payment in full of the Purchase Price. The Seller Indemnifying Parties' obligations to indemnify under Section 8.1 above shall include any Losses incurred by a Purchaser Indemnified Party (including attorneys' fees and other costs of defense) resulting from or arising out of any Third

Party Claim asserted against such Purchaser Indemnified Party that, if true, would constitute a breach of a representation and warranty of the Sellers in this Agreement.

For purposes of this Article 7, the term "Losses" means any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, offsets, demands, fees (including reasonable attorneys' fees), expenses, disbursements and other obligations.

7.2 **Indemnification of the Sellers.** Purchaser shall indemnify the Sellers, their Affiliates and each of their respective officers, directors, employees, stockholders, partners, members, managers or other equity holders, agents and representatives (each, a "Seller Indemnified Party") against, and hold each Seller Indemnified Party harmless against, any and all Losses suffered or incurred by such Seller Indemnified Party, resulting from or arising out of the following:

7.2.1 any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Purchaser contained in this Agreement or any exhibit hereto (including any certificate delivered at Closing or otherwise hereunder); and

7.2.2 any breach or failure to perform any covenant or agreement of the Purchaser contained in this Agreement or any agreement or instrument executed by the Purchaser pursuant to this Agreement.

The Purchaser's obligation to indemnify under Section 7.2 above shall include any Losses incurred by a Seller Indemnified Party (including attorneys' fees and other costs of defense) resulting from or arising out of any Third Party Claim asserted against such Seller Indemnified Party that, if true, would constitute a breach of a representation and warranty of the Purchaser in this Agreement.

7.3 **Indemnification Claims.**

7.3.1 In order for a Purchaser Indemnified Party or a Seller Indemnified Party (in either case, an "Indemnified Party") to be entitled to any indemnification provided for under Section 7.1 or Section 7.2 in respect of, arising out of or involving a claim by a third party asserting that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which such Indemnified Party may be entitled to indemnification pursuant to this Article 7 (a "Third Party Claim"), such Indemnified Party must notify the Seller Indemnifying Party or the Purchaser, as applicable (the "Indemnifying Party"), in writing of the Third Party Claim within thirty (30) days after receipt by such Indemnified Party of notice of the Third Party Claim (a "Claims Notice"); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.1 or Section 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure, and it being understood that claims for a breach of a representation or warranty must be delivered on or before the expiration of the survival period for such representation or warranty under Section 7.4. The Claims Notice shall set forth in reasonable detail (x) the specific representations, warranties and covenants that the Indemnified Party alleges have been breached (or would constitute a breach if such Third Party Claim is true) and the relevant provision under Section 7.1 or Section 7.2 under which the right to indemnification is claimed, and (y) the relevant information available to the Indemnified Party relating to such Third Party Claim and the

Indemnified Party's conclusion that such Third Party Claim constitutes (or would constitute, if true) a breach.

7.3.2 If an Indemnified Party gives a Claims Notice to the Indemnifying Party pursuant to Section 7.3.1 of the assertion of a Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, to the extent that it wishes (unless the Indemnifying Party is also a Person against whom the Third Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate), to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article 7 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third Party Claim, no settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party's consent unless (i) there is no finding or admission that the Indemnified Party violated any Law or violated the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (including through offset against the Escrow Amount as provided below); (iii) the settlement is contained in a written agreement; (iv) the settlement agreement provides an unconditional release and discharge of the Indemnified Party; and (v) the Indemnified Party has not reasonably objected to the settlement on grounds that the settlement could reasonably be expected to have a material adverse effect on the continuing business interests of the Indemnified Party.

7.3.3 Notwithstanding the foregoing in Section 7.3.2, if an Indemnified Party determines in good faith that (i) there is a reasonable probability that a Third Party Claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, (ii) the Indemnifying Party has previously breached its indemnification obligations under this Agreement or has failed to diligently carry out the defense of a Third Party Claim, or (iii) upon advice of counsel, having common counsel with the Indemnifying Party (if the Third Party Claim is asserted against both) would present such counsel with a conflict of interest or that, upon advice of counsel, there may be legal defenses available to such Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend or settle such Third Party Claim. The Indemnified Party shall not be entitled to be indemnified or held harmless under Section 7.1 or Section 7.2 for such Third Party Claim if the Indemnified Party settles such Third Party Claim without the prior written consent of the Indemnifying Party, unless the Indemnified Party has sought such consent and such consent has been unreasonably withheld or delayed, it being agreed that (i) the Indemnifying Party shall not unreasonably withhold or delay such consent and (ii) it shall not be unreasonable for the Indemnifying Party to withhold or delay its consent if the settlement (A) includes any finding or admission that the Indemnifying Party (or any Affiliate thereof) violated any law or the rights of any Person, (B) is not entirely contained in a written agreement, (C) would

lead to Liability or create any financial or other obligation on the part of the Indemnifying Party in excess of the amount for which the Indemnifying Party is obligated to indemnify under this Article 8, (D) would impose any injunctive relief or obligation of specific performance on the Indemnifying Party or (E) does not include an unconditional release and discharge of the Indemnifying Party in a form reasonably satisfactory to the Indemnifying Party. In the event the Indemnified Party assumes defense of a Third Party Claim pursuant to this Section 7.3.3, the Indemnifying Party shall have the right, at its own expense, to defend itself with respect to such Third Party Claim and to participate in the defense of the matter through counsel of its own choosing.

7.3.4 With respect to any Third Party Claim subject to indemnification under this Article 7, the Parties agree: (i) to keep each other informed of the status of such Third Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel; (ii) to render to each other (at their own expense) such assistance as they may reasonably require of each other and to cooperate in good faith with each other to ensure the proper and adequate defense of any Third Party Claim; and (iii) to cooperate in such a manner as to preserve (to the extent reasonably possible) the confidentiality of all information of the Parties and the attorney client and work product privileges.

7.3.4.1 Notwithstanding the foregoing in this Section 7.3, the provisions of Section 7.2 shall apply with respect to any Third Party Claim relating to Taxes or any Tax Return to the extent such provisions are inconsistent with Section 7.3.1.

7.3.4.2 In order for an Indemnified Party to be entitled to any indemnification provided for under Section 7.3 or Section 7.2 other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver written notice of such claim (setting forth in reasonable detail (i) the specific representations, warranties and covenants that the Indemnified Party alleges have been breached and the relevant provision under Section 7.1 or Section 7.2 under which the right to indemnification is claimed, and (ii) the relevant information available to the Indemnified Party relating to such claim and the Indemnified Party's conclusion that such claim constitutes a breach) with reasonable promptness to the Indemnifying Party; provided, however, that failure to promptly give such notification shall not affect the indemnification provided under Section 7.1 or Section 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure, and it being understood that claims for breach of a representation or warranty must be delivered before the expiration of the applicable survival period for such representation or warranty under Section 7.4. If the Indemnifying Party does not notify the Indemnified Party, in writing, within thirty (30) days following its receipt of such notice, that the Indemnifying Party disputes the Indemnified Party's claim for indemnification, such claim shall be conclusively deemed a Liability of the Indemnifying Party for which the Indemnified Party is entitled to indemnification under this Article 7, and the Indemnified Party shall be entitled to recover the amount of the Losses stated in such notice.

7.3.4.3 Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which would reasonably be expected to constitute or result in Losses for which such Indemnified Party may be entitled to indemnification pursuant to this Article 7, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article 7, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article 7, for any such Losses for which it is entitled to indemnification pursuant to this Article 7 (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article 7).

7.4 **Survival.** Regardless of any investigation made by the Purchaser in connection with this Agreement, any notice to the Purchaser under this Agreement, or any waiver of any closing condition set forth in Article 2, all representations and warranties in this Agreement shall survive the Closing until the date that is twelve (12) months after the Closing Date (the "Expiration Date"); provided, further, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Indemnified Party shall have, on or prior to such survival expiration date, previously made a claim by delivering a notice of such claim to the Indemnifying Party as provided above in this Article 7. All covenants and other obligations of the parties contained in this Agreement, other than representations and warranties, shall survive the Closing indefinitely until such obligations have been fully performed in accordance with their terms. Notwithstanding anything to the contrary contained in this Agreement, no party shall have any indemnification obligation under this Agreement for any claim or breach of a representation or warranty unless written notice of such breach has been timely given in accordance with Section 7.3 on or prior to the expiration of the applicable survival period of the representation or warranty upon which such claim is based as provided in this Section 8.4.

7.5 **Limitations.** Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement

7.5.1 No Purchaser Indemnified Party shall be entitled to indemnification until the entire Purchaser Price has been paid to Sellers.

7.5.2 No Purchaser Indemnified Party shall be entitled to be indemnified for any Losses under Section 7.1.1 unless the aggregate amount of all Losses which the Purchaser Indemnified Parties have incurred or would incur, but for this Section 7.1.1, exceeds on a cumulative basis an amount equal to $150,000 (the "Deductible") and then only for the excess over the Deductible.

7.6 **Payment Procedure; Set Offs.** For purposes of determining the amount of any Losses, which may be set off against any amounts due to Seller from Purchaser, such amount shall be reduced by the amount of (a) insurance benefits and proceeds actually received in respect of the Losses, net of any deductible amounts and costs of collection, (b) any actual recovery (whether by

way of payment, discount, credit, off-set, tax benefit, counterclaim or otherwise) received from a third party, less any costs of collection, and (c) any Tax-related benefits that may be realized or received in respect of such Losses (including any Tax refunds that are received as a result of such Losses and any amounts credited against Taxes that would otherwise be owed).

7.7 Character of Damages. The Parties hereto agree that any payment of Losses to any Indemnified Party made pursuant to this Article 7 shall be treated as an adjustment to the Cash Consideration for all Tax purposes.

ARTICLE EIGHT
TERMINATION

8.1 General. This Agreement may be terminated prior to the Final Closing as follows in this Section 8.1:

8.1.1 **Material Breach**. By the Purchaser or the Seller, if the other is in material breach of or noncompliance with the terms of this Agreement and the terminating Party is not materially in breach of its obligations under this Agreement; provided, however, that if such noncompliance, nonperformance or breach can be cured or eliminated, then such Party will not terminate under this Section 8.1.1 unless and until (i) it has given the other Party written notice that noncompliance, nonperformance or breach has occurred, specifying its nature and the action required to cure it and (ii) it has not been cured or eliminated within thirty (30) days after such notice is received.

8.1.2 **Termination Date**. If any payment called for hereunder of the Purchase Price has not occurred on or before the corresponding date identified in Section 1.2, (a "Termination Date"), and no action to specifically perform this Agreement has been brought, then the Seller may terminate this Agreement upon thirty (30) days' written notice to the other.

8.2 Effect of Termination. Upon the termination of this Agreement, each Seller and Purchaser shall retain all rights and remedies available at law or equity including the rights set forth in Section 1.4 above.

ARTICLE NINE
MISCELLANEOUS

9.1 Further Assurances; Cooperation. Each Party will do such things as may be reasonably requested by another Party (and after the Closing, at the requesting Party's expense) in order to more effectively consummate or document the transactions contemplated by this Agreement. The Parties will cooperate with each other and their respective representatives in connection with any actions required to be taken as part of their respective rights and obligations under this Agreement or as may be reasonably requested by a Party in connection with the defense of any claim or action giving rise to a Third Party Claim for indemnification (and the evaluation by the Indemnifying Party of whether such Third Party Claim is in fact a claim for which it is obligated to provide indemnification under this Agreement) under Article 7 (and without limiting the foregoing, each Party will furnish all material information and documents in its possession reasonably requested by the other Party).

9.2 **Notices.** Each notice, communication and delivery under this Agreement: (a) will be made in writing signed by the Party making it; (b) will specify the Section to which it relates; (c) will be delivered (i) in person or (ii) by nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery; (d) unless given in person, will be given to the address specified below; (e) will be deemed given (i) if delivered in person, on the date of personal delivery or (ii) if sent by nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, on the first Business Day after so sent; and (f) will be deemed received (i) if delivered in person, on the date of personal delivery or (ii) if sent by nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, on the first Business Day after so sent. The Party giving the notice will pay all delivery costs. The addresses of the Parties and requirements for copies are as follows:

If to the Purchaser, to:

Advantameds Solutions USA Fund I

____
____
____

With a copy to

____
____
____

If to the Sellers, to:

CassJo, LLC, a Colorado limited liability company
3266 Centennial Blvd.
Colorado Springs, Colorado 80907
Tele: (719) 633-8940
Attn: Dave Sanders
DSanders@NDServices.org

AzCo North, LLC, a Colorado limited liability company
3266 Centennial Blvd.
Colorado Springs, Colorado 80907
Tele: (719) 633-8940
Attn: Dave Sanders
DSanders@NDServices.org

CoAz North, LLC, a Colorado limited liability company
3266 Centennial Blvd.
Colorado Springs, Colorado 80907

Tele: (719) 633-8940
Attn: Dave Sanders
DSanders@NDServices.org

AvaCass, LLC, a Colorado limited liability company
3266 Centennial Blvd.
Colorado Springs, Colorado 80907
Tele: (719) 633-8940
Attn: Dave Sanders
DSanders@NDServices.org

Joncass, LLC, a Colorado limited liability company
3266 Centennial Blvd.
Colorado Springs, Colorado 80907
Tele: (719) 633-8940
Attn: Dave Sanders
DSanders@NDServices.org

National Development Services, LLC, a Colorado limited liability company
3266 Centennial Blvd.
Colorado Springs, Colorado 80907
Tele: (719) 633-8940
Attn: Dave Sanders
DSanders@NDServices.org

Colorado Financial & Development Services, LLC, a Colorado limited liability company
3266 Centennial Blvd.
Colorado Springs, Colorado 80907
Tele: (719) 633-8940
Attn: Dave Sanders
DSanders@NDServices.org

CMJD, LLC, a Colorado limited liability company
3266 Centennial Blvd.
Colorado Springs, Colorado 80907
Tele: (719) 633-8940
Attn: Dave Sanders
DSanders@NDServices.org

CJMColorado2, LLC, a Colorado limited liability company
3266 Centennial Blvd.
Colorado Springs, Colorado 80907
Tele: (719) 633-8940
Attn: Dave Sanders
DSanders@NDServices.org

EliCass, LLC, a Colorado limited liability company
3266 Centennial Blvd.
Colorado Springs, Colorado 80907
Tele: (719) 633-8940
Attn: Dave Sanders
DSanders@NDServices.org

D&M Transport, LLC, a Colorado limited liability company
3266 Centennial Blvd.
Colorado Springs, Colorado 80907
Tele: (719) 633-8940
Attn: Dave Sanders
DSanders@NDServices.org

NGS Consulting, LLC, a Colorado limited liability company
3266 Centennial Blvd.
Colorado Springs, Colorado 80907
Tele: (719) 633-8940
Attn: Dave Sanders
DSanders@NDServices.org

The Patch I, LLC, a Colorado limited liability company
3266 Centennial Blvd.
Colorado Springs, Colorado 80907
Tele: (719) 633-8940
Attn: Dave Sanders
DSanders@NDServices.org

Consign Meds, a Colorado limited liability company
3266 Centennial Blvd.
Colorado Springs, Colorado 80907
Tele: (719) 633-8940
Attn: Dave Sanders
DSanders@NDServices.org

With a copy to

The Kozub Law Group, PLC
7537 East McDonald Drive
Scottsdale, Arizona 85250
Telephone No.: (480) 624-2700
Email: WKozub@Kozublaw.com

Such notice shall be given to such other representatives or at such other addresses as a Party may furnish to the other Parties pursuant to the foregoing. If notice is given pursuant to this Section 9.3

of a permitted successor or assign of a Party, then notice will thereafter be given as set forth above also to such successor or assign of such Party.

9.3 Assignment. No assignment or transfer by a Party of its rights and obligations under this Agreement will be made except with the prior written consent of the other Parties (which may not be unreasonably withheld or delayed) which consent may be granted in the sole discretion of the other Party. This Agreement is binding upon the Parties and their successors and assigns and inures to the benefit of the Parties and their permitted successors and assigns and, when appropriate to effect the binding nature of this Agreement for the benefit of the other Parties, or any other successor or assign.

9.4 Definition of Knowledge. For the purposes of this Agreement, for purposes of the application of the phrase "to the Seller's knowledge" or to the "best of the Seller's knowledge", the Seller shall be deemed to have knowledge ("Knowledge") of a particular fact or other matter if the Seller, any Seller Party or any officer or director of any of the foregoing actually is aware of such fact or other matter or in the prudent performance of such person's duties after reasonable investigation should have known or been aware of such fact or other matter.

9.5 Certain Other Definitions. For purposes of this Agreement (and whether or not underlined):

9.5.1 "Accountant" has the meaning set forth in Section 1.2(h) of this Agreement.

9.5.2 "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlled by, controlling, or under common control with such Person; and for purposes of this definition, "control" (including the concept of "control" when used in the terms "controlled by" and "controlled") means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

9.5.3 "Agreement" has the meaning set forth in the first paragraph of this Agreement.

9.5.4 "Annual Financial Statements" has the meaning set forth in Section 3.2.1.

9.5.5 "Applicable Law" means each applicable provision of any law, statute, ordinance, code, rule, regulation, decision, Order, judgment, decree, injunction, award, decision, decree, release, license, rule or principle of common law or other official legally binding pronouncement of any Colorado Governmental Authority. Applicable Law expressly excludes all federal law and regulation.

9.5.6 "Business Day" means any day other than Saturday, Sunday or any day on which banks located in the State of Colorado are authorized or obligated to close.

9.5.7 "Cash Consideration" has the meaning set forth in Section 1.2.1.

9.5.8 "Claims Notice" has the meaning set forth in Section 7.3.1.

9.5.9 "Closing" has the meaning set forth in Section 1.3.

9.5.10 "Closing Date" has the meaning set forth in Section 1.3.

9.5.11 "Code" means the Internal Revenue Code of 1986, as amended, and all Applicable Law as to the provisions with respect to which used.

9.5.12 "Seller" has the meaning set forth in the first paragraph of this Agreement.

9.5.13 "Seller Intellectual Property" means the Intellectual Property Rights used or proposed to be used in, necessary for or related to the conduct of the Seller's business as currently conducted.

9.5.14 "Confidential Information" has the meaning set forth in Section 6.1.1.

9.5.15 "Deductible" has the meaning set forth in Section 7.5.1.

9.5.16 "Defaulting Party" has the meaning set forth in Section 8.3.

9.5.17 "Effective Date" has the meaning set forth in the first paragraph of this Agreement.

9.5.18 "Encumbrance" means any lien (statutory or otherwise), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

9.5.19 "Enforceability Exceptions" has the meaning set forth in Section 3.1(c).

9.5.20 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Applicable Law as to the provisions with respect to which used.

9.5.21 "ERISA Affiliate" means any corporation, partnership, limited liability Seller, sole proprietorship, trade, business or other Person that, together with the Seller or any Subsidiary, is (or, at any time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

9.5.22 "Expiration Date" has the meaning set forth in Section 8.4.

9.5.23 "Federal Law" shall mean the laws and regulations of the federal government of the United States of America. Federal Law shall not include Applicable Law.

9.5.24 "Financial Statements" has the meaning set forth in Section 3.2(a).

9.5.25 "Fundamental Reps" has the meaning set forth in Section 8.4.

9.5.26 "GAAP" means United States generally accepted accounting practices as in effect during the periods in question.

9.5.27 "Governmental Authority" means any Colorado state or local legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit,

court or other public body of the Colorado state government. "Governmental Authority" shall also include any industry, certification or standard-setting organization with regulatory, certification and/or standard-setting authority recognized, sanctioned and/or authorized by another Governmental Authority.

9.5.28 "Indebtedness" shall mean: (i) the principal amount of any indebtedness for borrowed money outstanding as of immediately prior to the Closing, whether under promissory notes, instruments, credit or loan agreements, hedge agreements or other documents that relate to the borrowing of money, together with all prepayment premiums or penalties and other amounts becoming due as a result of this transaction; (ii) all payment obligations for the deferred purchase price of goods, services or property occurring prior to the Closing which are not evidenced by trade payables; (iii) the present value of all payment obligations under capital leases in existence immediately prior to the Closing (using the interest rate set forth in such lease as the discount rate or using a 5% discount rate if no interest rate is set forth in such lease), as determined in accordance with GAAP; (iv) any off-balance sheet financing in existence immediately prior to the Closing; (v) any payment obligations in respect of banker's acceptances or letters of credit in existence immediately prior to the Closing, and all reimbursement obligations with respect to surety bonds and similar instruments (in each case, whether or not matured); (vi) any Liability with respect to interest rate swaps, collars, caps and similar hedging obligations in existence immediately prior to the Closing; (vii) any obligations with respect to earnouts or other contingent consideration payable in connection with prior acquisitions of businesses or assets; (viii) any guarantee of or grant of a security interest or other Encumbrance with respect to another Person's indebtedness of the type referred to in clauses (i) through (vii) above; and (ix) any unpaid interest, prepayment premiums or penalties accrued or owing on any such indebtedness.

9.5.29 "Indemnified Party" has the meaning set forth in Section 7.3.1.

9.5.30 "Indemnifying Party" has the meaning set forth in Section 7.3.1.

9.5.31 "Inquiry" has the meaning set forth in Section 5.3.

9.5.32 "Intellectual Property Rights" means all (i) patents, patent applications (including provisional applications, continuations and continuations-in-part) and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, domain names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, together with all authors' and moral rights, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including, without limitation, source code, object code, macros, scripts, objects, routines, modules and other components), data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, techniques, methods, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, marketing plans and

customer, prospect and supplier lists and information), (vii) other intellectual property rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

9.5.33 "Inventory" shall have the meaning given to such term in Exhibit E.

9.5.34 "Laws" means all laws, statutes, ordinances, codes, rules and regulations of any Colorado Governmental Authority, including all Orders, judgments, injunctions, awards, decisions or decrees of any court having effect of law. Law excludes all Federal Law.

9.5.35 "Liability" means any obligation or liability of any nature (including, without limitation, any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability).

9.5.36 "Material Adverse Effect" shall mean a material adverse effect on the business, operations, financial condition, assets, liabilities or prospects of the Operating Companies; provided, however, that a Material Adverse Effect shall not include any effect arising out of or attributable to: (i) changes that generally affect companies in a business similar to the Operating Companies; (ii) general economic changes affecting the United States or foreign securities or currency markets generally; (iii) changes resulting from earthquakes and other natural disasters, hostilities, sabotage, military conflicts or foreign or domestic terrorism, or any escalation or material worsening of any such hostilities, sabotage, military conflicts or foreign or domestic terrorism existing or underway as of the Closing Date; (iv) the effect of any action taken by the Purchaser or any Affiliate of the Purchaser with respect to or in connection with the transactions contemplated by this Agreement; (v) changes in Applicable Law or accounting rules; or (vi) compliance with the terms of this Agreement, which in the case of clauses (i), (ii), (iii) and (v) do not have a disproportionate effect on the Operating Companies.

9.5.37 "Order" means any award, decision, injunction, restraining order, judgment, decree, writ, order, regulation, rule, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

9.5.38 "Permitted Liens" means Encumbrances either (A) imposed by Applicable Law for property Taxes for the current Tax period that are not yet due and payable, (B) imposed by Applicable Law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, or materialmen, or (C) easements, encumbrances and rights of way (whether or not recorded in the applicable land records) which, in the aggregate, do not have a Material Adverse Effect.

9.5.39 "Person" means any individual, sole proprietorship, partnership, joint venture, corporation, estate, trust, unincorporated organization, association, limited liability Seller, institution or other entity, including any that is a Governmental Authority.

9.5.40 "Related Party" means the Seller, any Affiliate of the Seller, any officer, director, member, manager or shareholder of any Affiliate of the Seller, and any spouse, parent, sibling or lineal descendant of the Seller or any entity in which any such Person owns any material beneficial interest.

9.5.41 "Subsidiary" shall mean, as to any Person, any corporation, partnership, limited liability Seller, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, (ii) of which such Person possesses more than 50% of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.

9.5.42 "Termination Date" has the meaning set forth in Section 8.1.3.

9.5.43 "Third Party Claim" has the meaning set forth in Section 7.3.1.

9.5.44 "Transaction Documents" has the meaning set forth in Section 7.1.1.

9.5.45 "Transaction Expenses" shall mean (1) expenses, fees and other amounts owed or to be owed by the Seller or the Seller to investment bankers, accountants, attorneys, consultants and other advisors or service providers relating to services performed in relation to the transactions contemplated by this Agreement, (2) severance, retention, benefits extensions, special bonuses, and other payments owed or to be owed to Seller employees (excluding any amounts payable under the Performance Share Plan), in connection with or by virtue of the transactions contemplated by this Agreement; and (3) fees paid or payable in connection with third party consents to assignment of contracts, leases and other obligations that are required in connection with this Agreement.

9.6 Rules of Construction. For purposes of this Agreement: (a) "including" and any other words or phrases of inclusion will not be construed as terms of limitation, so that references to "included" matters will be regarded as non-exclusive, non-characterizing illustrations; (b) "will" has the same meaning as "shall" and thus means an obligation and an imperative and not a futurity; (c) "Section," "Subsection," or "Exhibit" refers to such item of or to this Agreement and such exhibits are incorporated into this Agreement and are made a part of this Agreement as if set out in full in this Agreement; (d) titles and captions of or in this Agreement and bracketed language following Section references are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions; (e) whenever the context requires, the singular includes the plural, the plural includes the singular, and the gender of any pronoun includes the other genders; (f) each exhibit referred to in this Agreement and each attachment to any of them is hereby incorporated by reference into, and made a part of, this Agreement as if set out in full in the first place that reference is made to it; (g) any reference to any statutory provision includes each successor provision and all Applicable Law as to such provision; and (h) acknowledging that Parties have participated jointly in the negotiation and drafting of this Agreement, if an ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then it will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.7 Incorporation of Recitals. The Recitals set forth above are fully incorporated into the terms of this Agreement as if fully stated herein.

9.8 Controlling Law; Integration; Amendment; Waiver. This Agreement is governed by, and will be construed and enforced in accordance with, the laws of the State of Colorado, except its laws that would result in the application of the law of another jurisdiction. This Agreement and the other agreements contemplated by this Agreement supersede all prior negotiations, agreements and understandings between the Parties as to their subject matter, constitute the entire agreement between the Parties as to their subject matter, and may not be altered or amended except in writing signed by the Parties. The failure of any Party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce such provision; and no waiver by any Party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one of more instances will be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties hereto, or in the case of a waiver, by the Party waiving compliance.

9.9 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. However, notwithstanding Purchaser's exclusive right to cancel and terminate this Agreement pursuant to Section 2.1 in the event that one or more of the Purchaser's Conditions to Closing is not satisfied to Purchaser's sole and absolute satisfaction, each of the Parties agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to seek to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

9.10 Attorneys' Fees. Each of the Sellers and the Purchaser shall be entitled to an award of such Party's attorneys' fees and costs of enforcement or legal action incurred by such Party in enforcing this Agreement, including but not limited to attorneys' fees incurred in litigation, voluntary arbitration, trial, in all appellate courts, and the costs and attorneys' fees related to the collection of any amounts awarded by a court or arbitrator, without limitation to manner or form against the Purchaser or the Sellers, respectively.

9.11 No Third-Party Beneficiaries. Other than as set forth in Section 9.5, no provision of this Agreement creates any third party beneficiary rights in any third party.

9.12 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts (and one or more execution pages may be detached from one copy of this Agreement and attached to another copy in order to form one or more counterparts), each of which will be deemed to be an original, and it will not be necessary in making proof of this Agreement or its terms to account for more than one of such counterparts. This Agreement may also be executed via facsimile, which shall be deemed an original.

9.13 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection, is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid,

inoperative or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the Parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under Applicable Law and that such modified provision shall thereafter be enforced to the fullest extent possible.

9.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Purchaser and each of the Sellers as of the date first set forth above.

Purchaser: ADVANTAMEDS SOLUTIONS USA FUND I, INC

By: ______________________
Name: Geoffrey Thompson
Title: CEO

Sellers: Cassandra McGinnis

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Natalie Romolt

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Jeremy Pollock

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Kyle Wendland

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